Exhibit 5.1

Chrysler Center 666 Third Avenue New York, NY 10017 212-935-3000 212-983-3115 fax www.mintz.com

September 16, 2011

Committed Capital Acquisition Corporation
712 Fifth Avenue, 22nd Floor
New York, New York 10019

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (Registration No. 333-174599) (the “Registration Statement”) filed by Committed Capital Acquisition Corporation (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (the “Act”), covering (i) 5,000,000 Units, with each Firm Unit consisting of one share of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and warrants to purchase one share of the Company’s Common Stock at $5.00 per share to be issued under a Warrant Agreement (the “Warrant Agreement”) to be entered into by the Company and Continental Stock Transfer & Trust Company, as Warrant Agent (the “Warrants”), (ii) up to 750,000 Units (the “Over-Allotment Units”) that the underwriters for whom Broadband Capital Management LLC is acting as representative (collectively, the “Underwriters”) will have a right to purchase from the Company to cover over-allotments, if any, (iii) all shares of Common Stock and all Warrants issued as part of the Units and Over-Allotment Units and (iv) all shares of Common Stock issuable upon exercise of the Warrants included in the Units and Over-Allotment Units. The offering will be made pursuant to the terms of an underwriting agreement to be executed by the Company and Broadband Capital Management LLC, as representative of the Underwriters. The shares of Common Stock to be issued as part of the Units are referred to herein as the “Shares” and the shares of Common Stock underlying the Warrants are referred to herein as the “Warrant Shares.”

 We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.  The Units, the Over-Allotment Units, the Warrants and the Shares, when issued and sold in accordance with and in the manner described in the plan of distribution set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

Mintz Levin Cohn Ferris Glovsky and Popeo P.C.
New York | Washington | Boston | Stamford |  Los Angeles | Palo Alto | San Diego | London

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
September 16, 2011

2.           The Warrants constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, and (iii) to the extent indemnification provisions contained in such documents, if any, may be limited by applicable federal or state law and consideration of public policy.

3.           The Warrant Shares, when duly issued, delivered, sold and paid for upon exercise of such Warrants, as contemplated by the Warrant Agreement and such Warrants, will be duly authorized, validly issued, fully paid and non-assessable

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution and all applicable judicial and regulatory determinations, and, as to the Warrants constituting legally binding obligations of the Company, solely with respect to the laws of the State of New York. We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.